Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

January 7, 2015

CONTACT: Tom Fitzgerald

703-903-2476

RAPHAEL W. BOSTIC ELECTED TO

FREDDIE MAC BOARD OF DIRECTORS

MCLEAN, VA-- Freddie Mac (OTCQB: FMCC) today announced that Raphael W. Bostic was elected as a director on the company’s board. Bostic, 48, is a leading real estate economist with extensive public policy, academic and research expertise.

“We are very pleased that Raphael is joining the Freddie Mac Board of Directors,” said Christopher S. Lynch, Freddie Mac’s non-executive chairman. “He is an expert on housing policy with a deep understanding of housing finance, as well as community and economic development. We anticipate that Raphael will bring valuable insights to the board during a critical time for the national housing finance industry.”

Bostic served as the Assistant Secretary for Policy Development and Research at the U.S. Department of Housing and Urban Development (HUD) from 2009 to 2012. In that Senate-confirmed position, he was a principal advisor to the Secretary of HUD on policy and research. Since 2012, Bostic has served as the Bedrosian Chair in Governance and Public Enterprise at the Sol Price School of Public Policy at the University of Southern California. From 2001 to 2009, he served in various positions at USC, including as a professor at the School of Policy, Planning, and Development.

Bostic earned a bachelor’s degree from Harvard University and a doctorate in economics from Stanford University.

Freddie Mac was established by Congress in 1970 to provide liquidity, stability and affordability to the nation’s residential mortgage markets. Freddie Mac supports communities across the nation by providing mortgage capital to lenders. Today Freddie Mac is making home possible for one in four home borrowers and is one of the largest sources of financing for multifamily housing. Additional information is available at FreddieMac.com, Twitter @FreddieMac and Freddie Mac’s blog FreddieMac.com/blog.

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